UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 22, 2012

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

TMX Finance LLC, or the “Company,” is in the process of finalizing its results of operations and other financial and operating data for the quarter ended September 30, 2012. While the full financial information and operating data for such period are not available, the information below is based on management’s preliminary estimates from currently available information.

For the quarter ended September 30, 2012, the Company currently expects to report interest and fee income between approximately $170.0 million and $173.0 million and earnings before interest expense, taxes, depreciation and amortization, or “EBITDA,” between approximately $30.0 million and $32.0 million. This preliminary estimated financial information compares to interest and fee income and EBITDA of $133.7 million and $31.3 million, respectively, for the quarter ended September 30, 2011. This represents year-over-year interest and fee income growth of $36.3 million to $39.3 million and EBITDA decline of $1.3 million to growth of $0.7 million. As of September 30, 2012 the Company operated 924 stores in 12 states, compared with 728 stores in 12 states as of September 30, 2011. See “Non-GAAP Financial Measure” below for a discussion of EBITDA.

As of September 30, 2012 the Company expects to report a gross title loans receivable balance between approximately $537.0 million and $541.0 million and a net title loans receivable balance between approximately $459.0 million and $462.0 million, compared to gross and net title loans receivable of $428.8 million and $369.8 million, respectively, as of September 30, 2011. In addition, the Company expects to report a cash and cash equivalents balance between approximately $62.0 million and $64.0 million as of September 30, 2012.

Because the reporting period ended September 30, 2012 has recently ended, the unaudited financial information presented above for the quarter ended September 30, 2012 reflects estimates based only upon preliminary information available as of the date of this filing, is subject to change pending finalization and is not a comprehensive statement of the Company’s financial results or position as of or for the quarter ended September 30, 2012. The Company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the above preliminary estimated financial information, and accordingly, does not express an opinion or provide any form of assurance with respect thereto. During the course of the Company’s financial statement closing process or the review of the Company’s financial statements, items may be identified that could require us to make adjustments to the preliminary operating results described above. As a result, the foregoing discussion constitutes forward-looking statements that are subject to risks and uncertainties, including possible adjustments to the Company’s preliminary operating results and the risk factors highlighted in our filings with the SEC. The Company’s consolidated financial statements and operating data as of and for the quarter ended September 30, 2012 are not expected to be available until on or before November 14, 2012 and may vary materially from the preliminary estimated financial information provided herein. Accordingly, you should not place undue reliance on these preliminary estimates. The estimates as of and for the quarter ended September 30, 2012 are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Financial Data,” and the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011, filed with the SEC on March 19, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial results included in the Company’s Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2012, filed with the SEC on August 20, 2012.

Item 7.01  Regulation FD Disclosure.

In connection with disclosures made to certain persons, the information set forth in Item 2.02 above is incorporated herein by this reference.

NON-GAAP FINANCIAL MEASURE

The Company discloses EBITDA, which is a “non-GAAP financial measure” as defined under the rules of the SEC. It is intended as a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles, or “GAAP.” A reconciliation of EBITDA to GAAP net income for the quarter ended September 30, 2011 is provided below. The Company presents EBITDA because it believes that, when viewed with the Company’s GAAP results and the accompanying reconciliation, EBITDA provides useful information about the Company’s operating performance and period-over-period growth, as well as information that is helpful for evaluating the operating performance of the Company’s core business without regard to potential disruptions. Additionally, the Company believes that EBITDA is commonly used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. However, EBITDA should not be considered as an alternative to income from continuing operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP. The Company’s presentation of EBITDA should not be construed to imply that future results will be unaffected by unusual or nonrecurring items.

(Dollars in millions)	Three Months Ended September 30, 2011
EBITDA:
Net income	$16.6
Interest expense, including amortization of debt issuance costs	11.4
Taxes	(0.4)
Depreciation and amortization	3.7
EBITDA	$31.3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Elizabeth C. Nelson
Elizabeth C. Nelson
Date: October 22, 2012		Chief Accounting Officer